Exhibit 99.1

Morgan Stanley Reports Second Quarter 2018

•	Net Revenues of $10.6 Billion and Earnings per Diluted Share of $1.30[1]
•	Results Reflect Strong Performance in Investment Banking and Sales and Trading
•	Wealth Management Continued to Deliver Solid Results with Pre-Tax Margin of 26.8%[2]
•	Quarterly Dividend Increased to $0.30 per Share; Share Repurchase of up to $4.7 Billion Authorized through 2Q19[3]

James P. Gorman, Chairman and Chief Executive Officer, said, “We reported robust revenue and earnings growth this quarter with strength across all businesses and geographies.  The second quarter performance reflected active markets and healthy client engagement.  Our strong global franchise positions us well to continue to grow organically across each of our businesses and to deliver operating leverage.”

Financial Overview 4

NEW YORK, July 18, 2018 – Morgan Stanley (NYSE: MS) today reported net revenues of $10.6 billion for the second quarter ended June 30, 2018 compared with $9.5 billion a year ago.  For the current quarter, net income applicable to Morgan Stanley was $2.4 billion, or $1.30 per diluted share,5 compared with net income of $1.8 billion, or $0.87 per diluted share, for the same period a year ago.5

Compensation expense of $4.6 billion increased from $4.3 billion a year ago on higher revenues.  Non-compensation expenses of $2.9 billion increased from $2.6 billion a year ago primarily reflecting higher volume driven expenses.  The Firm’s expense efficiency ratio for the current quarter was 71% compared with 72% in the prior year quarter reflecting continued expense discipline.6

The annualized return on average common equity was 13.0% and the annualized return on average tangible common equity was 14.9% in the current quarter.7

Summary of Segment Results
 (dollars in millions)

	Net Revenues[1]		Pre-Tax Income[8]
	2Q 2018	2Q 2017	2Q 2018	2Q 2017
Institutional Securities	$5,714	$4,762	$1,812	$1,443
Wealth Management	$4,325	$4,151	$1,157	$1,057
Investment Management	$691	$665	$140	$142
Firm	$10,610	$9,503	$3,109	$2,642

Business Highlights

•
Institutional Securities net revenues were $5.7 billion reflecting strong performance across our Sales and Trading franchise and Investment Banking, with Global Announced and Completed M&A and Global IPOs ranked #1.[9]

•	Wealth Management net revenues were $4.3 billion with a pre-tax margin of 26.8%[2] reflecting continued improvement in operating leverage.
•	Investment Management net revenues were $691 million on higher management fees. Assets under management of $474 billion reflect continued positive long-term net flows in the quarter.[10]

Media Relations: Michele Davis 212-761-9621	Investor Relations: Sharon Yeshaya 212-761-1632

Institutional Securities

Institutional Securities reported pre-tax income from continuing operations of $1.8 billion compared with pre-tax income of $1.4 billion a year ago.  Net revenues for the current quarter were $5.7 billion compared with $4.8 billion a year ago.1

•	Investment Banking revenues of $1.7 billion increased from $1.4 billion a year ago:
-	Advisory revenues of $618 million increased from $504 million a year ago on higher levels of completed M&A activity across all regions.
-	Equity underwriting revenues of $541 million increased from $405 million in the prior year quarter primarily driven by higher revenues on IPOs.
-	Fixed income underwriting revenues of $540 million increased from $504 million in the prior year quarter primarily driven by non-investment grade loan fees.
•	Sales and Trading net revenues of $3.8 billion increased from $3.2 billion a year ago:
-	Equity sales and trading net revenues of $2.5 billion increased from $2.2 billion a year ago reflecting strong performance across all products, particularly in our financing business.
-	Fixed Income sales and trading net revenues of $1.4 billion increased from $1.2 billion a year ago primarily driven by higher results in commodities and credit products.
-
Other sales and trading net losses of $101 million compared with net losses of $208 million in the prior year quarter reflecting higher revenues on economic hedges related to the Firm’s long-term debt and corporate loan hedging activity.

•	Investment revenues of $89 million compared with $37 million a year ago driven by higher gains on business related investments.
•
Compensation expense of $2.0 billion increased from $1.7 billion a year ago on higher revenues.  Non-compensation expenses of $1.9 billion for the current quarter increased from $1.7 billion a year ago principally on higher volume driven expenses.[1]

Morgan Stanley’s average trading Value-at-Risk (VaR) measured at the 95% confidence level was $44 million compared with $46 million from the first quarter of 2018 and $51 million in the second quarter of the prior year.11

Wealth Management

Wealth Management reported pre-tax income from continuing operations of $1.2 billion compared with $1.1 billion in the second quarter of last year.  The quarter’s pre-tax margin was 26.8%.2  Net revenues for the current quarter were $4.3 billion compared with $4.2 billion a year ago.

•	Asset management revenues of $2.5 billion increased from $2.3 billion a year ago reflecting higher asset levels and positive flows.
•
Transactional revenues[12] of $691 million decreased from $766 million a year ago reflecting lower fixed income revenues and lower gains on investments associated with certain employee deferred compensation plans.

•
Net interest income of $1.0 billion increased 3 percent compared with the same period a year ago.  Wealth Management client liabilities[13] were $82 billion at quarter end compared with $77 billion in the prior year quarter.

•
Compensation expense for the current quarter of $2.4 billion increased from $2.3 billion a year ago on higher revenues.  Non-compensation expenses of $812 million increased from $797 million a year ago.

Total client assets were $2.4 trillion14 and client assets in fee-based accounts were $1.1 trillion at the end of the quarter.  Fee-based asset flows for the quarter were $15.3 billion.

Wealth Management representatives of 15,632 produced average annualized revenue per representative of $1.1 million in the current quarter.15

Investment Management

Investment Management reported pre-tax income from continuing operations of $140 million compared with $142 million in the second quarter of last year.  Net revenues of $691 million increased from $665 million in the prior year.1

•	Asset management revenues of $610 million increased from $539 million in the prior year quarter driven by higher levels of assets under management.
•	Investment revenues of $55 million decreased from $125 million in the prior year quarter driven by lower investment gains and carried interest in infrastructure and private equity funds.
•
Compensation expense for the current quarter of $272 million decreased from $288 million a year ago principally due to a decrease in deferred compensation associated with carried interest.  Non-compensation expenses of $279 million increased from $235 million a year ago driven by higher brokerage and clearing expenses.[1]

•	Total assets under management or supervision at June 30, 2018 were $474 billion compared with $435 billion a year ago.

Capital

As of June 30, 2018, the Firm’s Common Equity Tier 1 and Tier 1 risk-based capital ratios under the fully phased-in Standardized Approach were approximately 15.8% and 18.1%, respectively; the fully phased-in Supplementary Leverage Ratio was approximately 6.4%.16,17

At June 30, 2018, book value and tangible book value per common share were $40.34 and $35.19,18 respectively, based on approximately 1.7 billion shares outstanding.

Other Matters

The effective tax rate from continuing operations for the quarter of 20.6% reflects the impact of intermittent net discrete tax benefits of $88 million primarily associated with new information pertaining to the resolution of multi-jurisdiction tax examinations and other matters.

During the quarter ended June 30, 2018, the Firm repurchased approximately $1.25 billion of its common stock or approximately 24 million shares.  The Board of Directors authorized a share repurchase of up to $4.7 billion of common stock beginning in the third quarter of 2018 through the end of the second quarter of 2019.3

The Board of Directors also declared a quarterly dividend to $0.30 per share (an increase from $0.25 per share), payable on August 15, 2018 to common shareholders of record on July 31, 2018.3

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in more than 41 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement. Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

NOTICE:

The information provided herein and in the financial supplement may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such metrics to the comparable U.S. GAAP figures are included in this earnings release and the Financial Supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” immediately preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Market Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2017 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

1 Effective January 1, 2018, the Firm adopted new accounting guidance related to Revenue from Contracts with Customers, which among other things, requires a gross presentation of certain costs that were previously netted against net revenues.  For the quarter ended June 30, 2018, this change in presentation resulted in an increase to net revenues and non-compensation expenses of $108 million, of which $101 million was reported in the Institutional Securities segment and $21 million in the Investment Management segment.  In addition, the Firm included an intersegment elimination of $(14) million related to intercompany activity.  This change in presentation did not have an impact on net income.  Prior periods have not been restated pursuant to this guidance.

2 Pre-tax margin is a non-GAAP financial measure that the Firm considers useful for investors and analysts to assess operating performance.  Pre-tax margin represents income (loss) from continuing operations before taxes divided by net revenues.

3 In the quarter ended June 30, 2018, Morgan Stanley announced the capital actions in the Firm’s 2018 Capital Plan (“Capital Plan”).  The Capital Plan includes the repurchase of up to $4.7 billion of outstanding common stock for the four quarters beginning in the third quarter of 2018 through the end of the second quarter of 2019, and an increase in the Firm’s quarterly common stock dividend to $0.30 per share from the current $0.25 per share, beginning with the common dividend declared for the third quarter of 2018.  The Board of Governors of the Federal Reserve System approved Morgan Stanley’s Capital Plan with a conditional non-objection, where the only condition was that the capital distributions not exceed the greater of distributions in the previous year, or the annualized average of distributions over the previous two years.  The total amount of expected 2018 capital distributions is consistent with the $6.8 billion of actual dividends and gross share repurchases included in the Firm’s 2017 Capital Plan.

4 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP).  From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise.  The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial positions, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP.  Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to investors and analysts in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or prospective regulatory capital requirements.  These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.  Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.

5 Includes preferred dividends and other adjustments related to the calculation of earnings per share of $170 million for the second quarter of 2018 and 2017.

6 The Firm Expense Efficiency Ratio represents total non-interest expenses as a percentage of net revenues.

7 Annualized return on average common equity, annualized return on average tangible common equity and  tangible common equity are non-GAAP financial measures that the Firm considers useful for investors and analysts to allow better comparability of period-to-period operating performance and capital adequacy.  The calculation of return on average common equity and return on average tangible common equity uses annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average common equity and average tangible common equity, respectively.  Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction.

8 Pre-tax income represents income (loss) from continuing operations before taxes.

9 Source: Thomson Reuters – for the period of January 1, 2018 to June 30, 2018 as of July 2, 2018.

10 Long-term net flows include the equity, fixed income and alternative/other asset classes and exclude the liquidity asset class.

11 VaR represents the loss amount that one would not expect to exceed, on average, more than five times every one hundred trading days in the Firm’s trading positions if the portfolio were held constant for a one-day period.  Further discussion of the calculation of VaR and the limitations of the Firm’s VaR methodology is disclosed in Part II, Item 7A “Quantitative and Qualitative Disclosures about Market Risk” included in the Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10-K”).  Refer to page 7 of Morgan Stanley’s Financial Supplement accompanying this release for the VaR disclosure.

12 Transactional revenues include investment banking, trading, and commissions and fee revenues.

13 Wealth Management client liabilities reflect U.S. Bank Subsidiaries’ lending and broker dealer margin activity.

14 Approximately $1 trillion in the segment of customer accounts with assets of $10 million or more.

15 The average annualized revenue per Wealth Management representative metric represents annualized net revenues divided by average representative headcount.

16 The Firm’s risk-based capital ratios for purposes of determining regulatory compliance are the lower of the capital ratios computed under the (i) standardized approaches for calculating credit risk and market risk risk-weighted assets (“RWAs”) (the “Standardized Approach”); and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”).  At June 30, 2018, the Firm’s ratios are based on the Standardized Approach fully phased-in rules.  Regulatory compliance was determined based on capital ratios calculated under transitional rules until December 31, 2017.  For information on the calculation of regulatory capital and ratios for prior periods, please refer to Part II, Item 7 “Liquidity and Capital Resources – Regulatory Requirements” in the Firm’s 2017 10-K.

17 The Supplementary Leverage Ratio became effective as a capital standard on January 1, 2018.  As such, the Firm must maintain a Tier 1 supplementary leverage capital buffer of at least 2% in addition to the 3% minimum supplementary leverage ratio (for a total of at least 5%), in order to avoid limitations on capital distributions, including dividends and stock repurchases, and discretionary bonus payments to executive officers.  The Firm’s Supplementary Leverage Ratio utilizes a fully phased-in Tier 1 capital numerator of approximately $70.0 billion and a fully phased-in supplementary leverage exposure denominator of approximately $1.10 trillion.

18 Tangible book value per common share is a non-GAAP financial measure that the Firm considers to be a useful measure of capital adequacy for investors and analysts.  Tangible book value per common share represents tangible common equity divided by period end common shares outstanding.

Consolidated Financial Summary
(unaudited, dollars in millions, except for per share data)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2018	Mar 31, 2018	Jun 30, 2017	Mar 31, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017	Change
Net revenues
Institutional Securities	$5,714	$6,100	$4,762	(6%)	20%	$11,814	$9,914	19%
Wealth Management	4,325	4,374	4,151	(1%)	4%	8,699	8,209	6%
Investment Management	691	718	665	(4%)	4%	1,409	1,274	11%
Intersegment Eliminations	(120)	(115)	(75)	(4%)	(60%)	(235)	(149)	(58%)
Net revenues	$10,610	$11,077	$9,503	(4%)	12%	$21,687	$19,248	13%

Income (loss) from continuing operations before tax
Institutional Securities	$1,812	$2,112	$1,443	(14%)	26%	$3,924	$3,173	24%
Wealth Management	1,157	1,160	1,057	--	9%	2,317	2,030	14%
Investment Management	140	148	142	(5%)	(1%)	288	245	18%
Intersegment Eliminations	0	0	0	--	--	0	2	*
Income (loss) from continuing operations before tax	$3,109	$3,420	$2,642	(9%)	18%	$6,529	$5,450	20%

Net Income (loss) applicable to Morgan Stanley
Institutional Securities	$1,457	$1,627	$992	(10%)	47%	$3,084	$2,206	40%
Wealth Management	876	914	665	(4%)	32%	1,790	1,312	36%
Investment Management	104	127	100	(18%)	4%	231	167	38%
Intersegment Eliminations	0	0	0	--	--	0	2	*
Net Income (loss) applicable to Morgan Stanley	$2,437	$2,668	$1,757	(9%)	39%	$5,105	$3,687	38%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,267	$2,575	$1,587	(12%)	43%	$4,842	$3,427	41%

Financial Metrics:

Earnings per basic share	$1.32	$1.48	$0.89	(11%)	48%	$2.80	$1.91	47%
Earnings per diluted share	$1.30	$1.45	$0.87	(10%)	49%	$2.75	$1.87	47%

Return on average common equity	13.0%	14.9%	9.1%			13.9%	9.9%
Return on average tangible common equity	14.9%	17.2%	10.4%			16.0%	11.4%

Book value per common share	$40.34	$39.19	$38.22			$40.34	$38.22
Tangible book value per common share	$35.19	$34.04	$33.24			$35.19	$33.24

Excluding intermittent net discrete tax provision / benefit
Adjusted earnings per diluted share	$1.25	$1.45	$0.87	(14%)	44%	$2.70	$1.88	44%
Adjusted return on average common equity	12.5%	14.9%	9.1%			13.7%	9.9%
Adjusted return on average tangible common equity	14.3%	17.2%	10.5%			15.7%	11.4%

Notes:
- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information related to the calculation of the financial metrics.

Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended			Percentage Change From:		Six Months Ended		Percentage
	Jun 30, 2018	Mar 31, 2018	Jun 30, 2017	Mar 31, 2018	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017	Change
Revenues:
Investment banking	$1,793	$1,634	$1,530	10%	17%	$3,427	$3,075	11%
Trading	3,293	3,770	2,931	(13%)	12%	7,063	6,166	15%
Investments	147	126	163	17%	(10%)	273	328	(17%)
Commissions and fees	1,039	1,173	1,027	(11%)	1%	2,212	2,060	7%
Asset management	3,189	3,192	2,902	--	10%	6,381	5,669	13%
Other	243	207	199	17%	22%	450	428	5%
Total non-interest revenues	9,704	10,102	8,752	(4%)	11%	19,806	17,726	12%

Interest income	3,294	2,860	2,106	15%	56%	6,154	4,071	51%
Interest expense	2,388	1,885	1,355	27%	76%	4,273	2,549	68%
Net interest	906	975	751	(7%)	21%	1,881	1,522	24%
Net revenues	10,610	11,077	9,503	(4%)	12%	21,687	19,248	13%
Non-interest expenses:
Compensation and benefits	4,621	4,914	4,252	(6%)	9%	9,535	8,718	9%

Non-compensation expenses:
Occupancy and equipment	346	336	333	3%	4%	682	660	3%
Brokerage, clearing and exchange fees	609	627	525	(3%)	16%	1,236	1,034	20%
Information processing and communications	496	478	433	4%	15%	974	861	13%
Marketing and business development	179	140	155	28%	15%	319	291	10%
Professional services	580	510	561	14%	3%	1,090	1,088	--
Other	670	652	602	3%	11%	1,322	1,146	15%
Total non-compensation expenses	2,880	2,743	2,609	5%	10%	5,623	5,080	11%

Total non-interest expenses	7,501	7,657	6,861	(2%)	9%	15,158	13,798	10%

Income (loss) from continuing operations before taxes	3,109	3,420	2,642	(9%)	18%	6,529	5,450	20%
Income tax provision / (benefit) from continuing operations	640	714	846	(10%)	(24%)	1,354	1,661	(18%)
Income (loss) from continuing operations	2,469	2,706	1,796	(9%)	37%	5,175	3,789	37%
Gain (loss) from discontinued operations after tax	(2)	(2)	(5)	--	60%	(4)	(27)	85%
Net income (loss)	$2,467	$2,704	$1,791	(9%)	38%	$5,171	$3,762	37%
Net income applicable to nonredeemable noncontrolling interests	30	36	34	(17%)	(12%)	66	75	(12%)
Net income (loss) applicable to Morgan Stanley	2,437	2,668	1,757	(9%)	39%	5,105	3,687	38%
Preferred stock dividend / Other	170	93	170	83%	--	263	260	1%
Earnings (loss) applicable to Morgan Stanley common shareholders	$2,267	$2,575	$1,587	(12%)	43%	$4,842	$3,427	41%

Pre-tax profit margin	29%	31%	28%			30%	28%
Compensation and benefits as a % of net revenues	44%	44%	45%			44%	45%
Non-compensation expenses as a % of net revenues	27%	25%	27%			26%	26%
Firm expense efficiency ratio	71%	69%	72%			70%	72%
Effective tax rate from continuing operations	20.6%	20.9%	32.0%			20.7%	30.5%

Notes:	- Refer to End Notes, Definition of U.S. GAAP to Non-GAAP Measures and Definition of Performance Metrics on pages 13 - 16 from the Financial Supplement for additional information.